EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of October 31, 2005, between Pro-Dex, Inc., a Colorado corporation with offices located at 151 East Columbine Avenue, Santa Ana, California 92707 ("Purchaser"), and IntraVantage, Inc., a Delaware corporation with offices located at 2950 Xenium Lane North, Suite 148, Plymouth, Minnesota, 55441-2623 ("Seller").

R E C I T A L S

A.        Seller owns and operates a dental products business (the "Business").

B.         Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, all of the Assets (as defined below) used by Seller in the operation of the Business.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE I
 DEFINED TERMS

The following capitalized terms, when used in this Agreement, shall have the meanings set forth below, unless the context clearly indicates otherwise.

1.1              "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

1.2              "Agreement" means this Asset Purchase Agreement.

1.3              "Amendment to Supply Agreement" means the Amendment to Supply Agreement, dated June 17, 2005, between Purchaser and Seller.

1.4              "Amendment No. 2 to Supply Agreement" means the Amendment No. 2 to Supply Agreement, dated September 1, 2005, between Purchaser and Seller.

1.5              "Assets" means all right, title and interest in and to all of the assets of Seller set forth on Attachment 1.5.

1.6              "Assignment Agreements" means the assignment agreements in the forms attached as Exhibit B, under which Seller will assign, and Purchaser will assume, all of Seller's right, title and interest in and to all of those Assets which are contracts, agreements, Purchased Intellectual Property and permits.

1.7             "Assumed Liabilities" means the liabilities set forth on Attachment 1.7, and only the liabilities set forth on Attachment 1.7.  The Assumed Liabilities shall not include any liability of Seller which is not expressly included on Attachment 1.7.

1.8             "Bill of Sale" means the bill of sale in the form attached as Exhibit C, under which Seller will sell, transfer, assign and convey to Purchaser all of Seller's rights, title and interest in and to all of those Assets which are tangible personal property.

1.9            "Business" means the dental products business owned and operated by Seller.

1.10          "Closing" means the closing of the purchase and sale of the Assets in accordance with this Agreement.

1.11          "Closing Date" means the date on which Closing will take place, as specified in Section 3.1.

1.12          "Credit Facility" means Seller's credit facility specified in Section 2.2(d).

1.13          "Disclosure Schedule" means the disclosure schedules described in the preamble to Article IV and attached hereto as Exhibit A.

1.14          "Governmental Authority" shall mean any federal, state, local or foreign governmental, administrative or regulatory authority, agency, commission, tribunal, court or other body.

1.15          "Installment Payments" means the installment payments payable by Purchaser to Seller pursuant to Section 2.2(b).

1.16          "Liabilities" means all indebtedness, claims, liabilities, obligations, responsibilities, losses, damages, judgments, punitive damages, economic damages, treble damages, costs and expenses (including, without limitation, reasonable attorney, expert, engineering and consulting fees and costs and any fees and costs associated with any investigation, feasibility, or remedial action studies or transportation, disposal or other remedial actions), fines, penalties and monetary sanctions, and interest, whether accrued, absolute or contingent, known or unknown, and whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement or in notes thereto.

1.17          "License Agreement" means the License Agreement in the form attached as Exhibit D, whereby Purchaser shall license to Seller all Purchased Intellectual Property for use in conjunction with any non-dental product or application.

1.18          "Losses" means any demand, claims, actions, suits, proceedings, assessments, judgments, awards, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and related costs).

1.19          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

1.20          "Purchase Price" means the purchase price to be paid for the Assets in accordance with Section 2.2.

1.21          "Purchase Price Adjustment" has the meaning set forth in Section 2.3.

1.22          "Purchaser" means Pro-Dex, Inc., a Colorado corporation.

1.23          "Purchased Intellectual Property" means Seller's intellectual property set forth on Schedule 4.7.

1.24          "Restricted Territory" means all states, territories, districts, provinces and commonwealths of the United States, and Canada and throughout the world in which Seller has conducted any aspect of the Business, and all states, territories, districts and commonwealths of the United States, Canada and throughout the world in which Purchaser conducts its business (including, without limitation, the Business) hereafter.

1.25          "Royalty Agreement" means the Royalty Agreement in the form attached as Exhibit E, whereby Purchaser agrees to make certain royalty payments to Seller for the five year period immediately following the Closing Date.

1.26          "Seller" means IntraVantage, Inc., a Delaware corporation.

1.27          "Seller's Knowledge" means (i) the actual knowledge of the directors of Seller, and (ii) the actual knowledge, after reasonable investigation, of any executive officer, or key employee (identified on Attachment 1.27 hereto) of Seller.

1.28          "Supply Agreement" means the Supply Agreement, dated June 28, 2004, between Purchaser and Seller.

1.29          "Termination and Release Agreement" means the Termination and Release Agreement in the form attached as Exhibit F, whereby Purchaser and Seller shall terminate the Supply Agreement, the Amendment to Supply Agreement, and the Amendment No. 2 to Supply Agreement and release the other party from its respective obligations under such agreements; provided, however, that Sections 10 and 11 of the Supply Agreement shall survive such termination and release.

1.30          "UCC Termination Statements" means the UCC3 Termination Statements in the forms attached hereto as Exhibit H.

ARTICLE II
 PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1             Sale of Assets.  Subject to the terms and conditions set forth in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell, transfer, convey and deliver to Purchaser, all of the Assets at the Closing for the consideration specified in Section 2.2 below, subject to the adjustment in Section 2.3 below.  In addition, at the Closing, Purchaser agrees to assume and become responsible for all of the Assumed Liabilities.  Purchaser will not assume or have any responsibility, however, with respect to any other obligation or liability or Seller not specifically included within the definition of Assumed Liabilities.

2.2              Purchase Price.  The Purchase Price for the Assets shall be payable as follows:

(a)                Two Hundred Fifty Thousand Dollars ($250,000) in cash to Seller at Closing, subject to the Purchase Price Adjustment as set forth in Section 2.3.

(b)               Four Hundred Thousand Dollars ($400,000) in cash to Seller, payable in annual installments of $100,000 on each of the first through fourth anniversary of the Closing Date (the "Installment Payments").  If Purchaser fails to timely make any Installment Payment, then the unpaid sum of such Installment Payment shall accrue interest, commencing on the first day after the Installment Payment was due, at a rate of five percent (5%) per annum.  Notwithstanding the foregoing, no interest shall accrue on any non-payment or late payment resulting from Purchaser's exercise of its offset rights pursuant to Section 7.4.

(c)                Purchaser shall assume the Assumed Liabilities at Closing.

(d)               Purchaser shall cause Seller to be released from any further obligation under Seller's secured commercial bank credit facility with Equity Bank (the "Credit Facility") as of Closing.  Purchaser shall have the option, in its sole discretion, to assume Seller's obligation under the Credit Facility, payoff the Credit Facility, or a combination of partial payoff and assumption of the remaining obligation under the Credit Facility.

(e)                Purchaser shall enter into the Termination and Release Agreement in the form attached as Exhibit F.

2.3              Purchase Price Adjustment.  The Purchase Price shall be adjusted as follows: In the event, as of Closing, any amounts are owed by Seller to Purchaser pursuant to the Amendment to Supply Agreement and/or pursuant to the Amendment No. 2 to Supply Agreement, including, without limitation, any amounts uncollectible by Purchaser as a result of prior credits to Seller's customers, then the $250,000 otherwise due to Seller at Closing will be reduced by such total amount due to Purchaser pursuant to the Amendment to Supply Agreement and/or Amendment No. 2 to Supply Agreement (the "Purchase Price Adjustment").

2.4              Purchase Price Allocation; Taxes.  The parties agree to allocate the Purchase Price among the Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached to this Agreement as Attachment 2.4.  Any transfer, documentary, sales, use or other taxes assessed upon or with respect to the transfer of the Assets to Purchaser, and any recording or filing fees with respect thereto, shall be the responsibility of Seller.

ARTICLE III
 CLOSING

3.1              Closing Date.  The Closing shall occur at a time convenient to the parties; provided that all conditions to Closing herein set forth will have been satisfied; and further provided that Closing will occur not later than October 31, 2005, (the "Closing Date"), unless the parties agree in writing to an extension of the Closing Date.

3.2              Place of Closing.  Closing will take place at the offices of Rutan & Tucker, LLP at 611 Anton Boulevard, Fourteenth Floor, Costa Mesa, California 92626 or at such other place as the parties may agree in writing.

3.3               Performance by Seller at Closing.  At Closing, Seller will deliver to Purchaser the following:

(a)               Within ten (10) calendar days of the Closing Date, Seller shall, at Purchaser's expense, cause those Assets which are tangible personal property to be delivered to Purchaser's warehouse located at 151 East Columbine Avenue, Santa Ana, California 92707.  Seller shall bear all risk of loss or damage with respect to all such Assets until delivery is accepted by Purchaser at Purchaser's warehouse;

(b)              The Assignment Agreements, in the form attached as Exhibit B, duly executed by Seller;

(c)               The Bill of Sale, in the form attached as Exhibit C, duly executed by Seller;

(d)               The License Agreement, in the form attached as Exhibit D, duly executed by Seller;

(e)               The Royalty Agreement, in the form attached as Exhibit E, duly executed by Seller;

(f)                The Termination and Release Agreement, in the form attached hereto as Exhibit F, duly executed by Seller;

(g)               [reserved];

(h)               The UCC Termination Statements, in the form attached hereto as Exhibit H, duly executed by Dale E. Kleber and William Harris Investors Ventures Fund 1, LLC, respectively (which execution shall evidence the authorization of Purchaser to file such UCC Termination Statements with the Delaware Secretary of State, and such other agencies and in such other jurisdictions as Purchaser deems necessary or appropriate to terminate the security interests covered thereby);

(i)                 Copies of resolutions of both the Board of Directors and the shareholders of Seller authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, certified by the Secretary of Seller;

(j)                 A certificate of the Delaware Secretary of State verifying the good standing of Seller on a date within twenty (20) days prior to the Closing Date;

(k)                [reserved];

(l)                 Evidence of all third party notices and/or consents (including, without limitation, all notices and/or consents set forth on Schedule 4.3) which may be necessary or desirable, in the reasonable opinion of Purchaser and its counsel, for the sale, transfer and conveyance of the Assets to Purchaser; and

(m)               All other instruments and documents which are necessary, in the reasonable opinion of Purchaser and its counsel, to fulfill the obligations of Seller under this Agreement which are required to be fulfilled on or prior to the Closing Date.

3.4              Performance by Purchaser at Closing.  At Closing, Purchaser will deliver to Seller the following:

(a)                The cash portion of the Purchase Price by cashier's check or wire transfer, payable to Seller as provided in Section 2.2(a);

(b)                The Assignment Agreements, in the form attached as Exhibit B, duly executed by Purchaser;

(c)                The License Agreement, in the form attached as Exhibit D, duly executed by Purchaser;

(d)                The Royalty Agreement, in the form attached as Exhibit E, duly executed by Purchaser;

(e)                The Termination and Release Agreement, in the form attached hereto as Exhibit F, duly executed by Purchaser;

(f)                 A letter from Equity Bank, attesting to its release of Seller from any further obligation under the Credit Facility pursuant to Section 2.2(d);

(g)                A certificate of the Colorado Secretary of State verifying the good standing of Purchaser on a date within twenty (20) days prior to the Closing Date;

(h)               Copies of resolutions of the Board of Directors of Purchaser authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, certified by the Secretary of Purchaser; and

(i)                 All other instruments and documents which are necessary, in the reasonable opinion of Seller and its counsel, to fulfill the obligations of Purchaser under this Agreement which are required to be fulfilled on or prior to the Closing Date.

3.5              Approval of Documents.  Unless otherwise provided herein, all instruments and documents to be delivered will be dated as of the Closing Date and will be reasonably satisfactory to the parties and their respective counsel, as to form and content.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES BY SELLER

Seller represents and warrants to Purchaser that the following statements are true and correct on the date hereof, except as set forth in the disclosure schedule delivered by Seller to Purchaser on the date hereof and attached hereto as Exhibit A (the "Disclosure Schedule"):

4.1              Corporate Status.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own the Assets and carry on its business as it is now being conducted.

4.2              Corporate Documents.  Seller has provided Purchaser true, correct and complete copies of Certificate of Incorporation and Bylaws, including all amendments thereto, and true, correct and complete copies of the minutes of all directors' and shareholders' meetings of Seller.

4.3             Authority to Perform Agreement.  Seller has the power to enter into this Agreement and to carry out its obligations hereunder, and the execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action on the part of the shareholders and board of directors of Seller.  The execution and performance of this Agreement does not violate, or result in a beach of, or constitute a default under, any judgment, order or decree to which Seller or any of the Assets may be subject.  Such execution or performance does not constitute a violation of or conflict with any duty to which Seller is subject or any provision of the Certificate of Incorporation or Bylaws of Seller.  Neither the exercise and delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance with the terms and provisions hereof, will result in the creation or imposition of any lien, charge or encumbrance upon any of the property of Seller pursuant to the terms of, or conflict in any way with the provisions of, or constitute a default under, or require the consent of any other party to, any indenture, mortgage, deed of trust, agreement, lease, or other instrument to which Seller is a party or by which it may be bound or to which it, the Business or any of the Assets may be subject, except for the consents or approvals of those Persons identified on Schedule 4.3, which consents or approvals have been obtained or will be obtained prior to Closing.  Except as set forth on Schedule 4.3, neither the execution of this Agreement nor consummation of the sale of the Assets hereunder requires notice to or the approval or consent of any Governmental Authority having jurisdiction over the Business or of any party to any agreement with Seller, as a condition to the continuance of Seller's conduct of its business or the continuance by Purchaser of the Business or of such agreements after the sale, transfer and conveyance of the Assets in accordance with this Agreement.

4.4              Litigation.  Except as set forth on Schedule 4.4, there are no actions, suits, claims, proceedings or investigations pending or, to Seller's Knowledge, threatened against or affecting the Business or the Assets at law or in equity or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign.  Except as set forth on Schedule 4.4, Seller is not subject to or in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality with respect to the Business or the Assets.  Seller has complied in all material respects with all laws, regulations and orders applicable to the Business and the Assets.  None of the actions, suits, claims, proceedings and investigations disclosed on Schedule 4.4 could result in any adverse change in the business, financial condition, operations, results of operations or future prospects of the Business, or materially impair the value of the Assets.

4.5               Stockholder, Officer and Employee Claims.  No stockholder, officer or employee of Seller has any claim or claims against the Business or the Assets.

4.6              Title to Assets.  Except as disclosed on Schedule 4.6, Seller has good and marketable title to all of the Assets, free and clear of any and all mortgages, liens, pledges, privileges, charges or encumbrances of every kind, nature and description; all tangible properties which comprise the Assets are in Seller's possession or custody or under its control.

4.7              Intellectual Properties.  Subject to the terms of the Royalty Agreement between Purchaser and Seller of even date herewith, (i) Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all patents, patent applications, patent rights, licenses, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, copyright applications and similar rights necessary or desirable for the operation of its Business as currently conducted (the "Purchased Intellectual Property"),and  (ii) each item of Purchased Intellectual Property owned or used by Seller immediately prior to the Closing will be owned or available for use by Purchaser on identical terms and conditions immediately following the Closing.  Seller has taken all necessary action to maintain and protect each item of Purchased Intellectual Property.  Schedule 4.7 identifies all patents, patent applications, patent rights, licenses, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, copyright applications and similar rights constituting the Purchased Intellectual Property.  Seller has delivered to Purchaser true, correct and complete copies of all registrations, applications, licenses, agreements and permission for the Purchased Intellectual Property.  Seller is not infringing or otherwise acting adversely to the right of any other person under or in respect to, any patent, license, trademark, trade name service mark, copyright or similar intangible right.

4.8               Insurance.  Schedule 4.8 sets forth the following information with respect to each insurance policy to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

(a)               the name, address, and telephone number of the agent;

(b)               the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c)                the policy number and the period of coverage;

(d)               the scope (including an indication of whether the coverage was on a claim made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e)                a description of any retroactive premium adjustments or other loss-sharing arrangements.

For the four year period prior to and including June 23, 2005, Seller was covered by insurance (on an occurrence basis) in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.  Schedule 4.8 describes any self-insurance arrangements affecting Seller.

4.9             Financial Statements.  Seller has provided Purchaser with a balance sheet of Seller as of September 30, 2005, and the related statements of income, retained earnings and cash flow for the period then ended, a copy of which is attached hereto as Schedule 4.9 (the "Financial Statements"), and such other financial information, corporate records and documents material to the operation of Seller's business as Purchaser has reasonably requested.  The Financial Statements are true and correct in all material respects and present fairly the financial condition and results of operations of Seller for the period specified. The books of account from which the Financial Statements were prepared accurately reflect all of the items of income and expense, all assets and liabilities, and all accruals.  Seller has no undisclosed depreciable assets, and all depreciation and investment credit taken for tax purposes is disclosed on the Financial Statements.

4.10          Conduct of Business, Licenses, Etc.  Except as disclosed in Schedule 4.10, the conduct of the Business is not dependent on any governmental or private license, permit or other authorization, and the consummation of the transactions contemplated by this Agreement will not terminate or adversely affect any such license, permit or authorization.

4.11           Disclosure.  Neither this Agreement nor any of the Attachments, Schedules or Exhibits attached to this Agreement contains any untrue statement of any material fact or omits to state any material fact required to be stated herein or therein, or necessary in order to make the statements contained herein or therein not misleading.  To Seller's Knowledge, there is no fact which materially adversely affects, or in the future may (so far as Seller can now reasonably foresee) materially adversely affect the Assets or the prospects or condition (financial or otherwise) of the Business, which fact has not been disclosed in writing to Purchaser prior to the date hereof or set forth herein or in the Schedules attached to this Agreement.

4.12           Condition of Tangible Assets.  All of those Assets which are tangible personal property are in good condition and repair and are in conformity with all applicable rules, regulations and laws.

4.13           Tax Returns.  All federal, state, local, county, franchise, sales, use, excise, property and other taxes which are due and payable have been duly paid.  Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

ARTICLE V
 REPRESENTATIONS AND WARRANTIES BY PURCHASER

Purchaser represents and warrants to Seller that the following statements are true and correct on the date hereof:

5.1              Organization in Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

5.2              Authority to Perform Agreement.  Purchaser has the corporate power to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement, the payments provided for herein, and the consummation of transactions contemplated hereby, have been duly authorized by Purchaser's board of directors, and no other corporate proceeding on the part of Purchaser is necessary to authorize Purchaser's officers to perform this Agreement and the transactions contemplated herein.

ARTICLE VI
 COVENANTS

6.1              Reimbursement for Uncollectible Accounts.  Seller will indemnify and hold Purchaser harmless from any accounts receivable included in the Assets which become more than ninety (90) days past due (in addition to any obligation to indemnify created under Article VII below).  Purchaser may, at its option, offset against the payment of (i) any Installment Payments and/or (ii) any royalty payment under the Royalty Agreement, any and all amounts to which Purchaser is entitled pursuant to this Section 6.1 in accordance with Section 7.4.

6.2              Further Action.  If at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Purchaser and Seller will take such further action (including the execution and delivery of such further instruments and documents) as the other party to this Agreement reasonably may request, all at the sole cost and expense of the requesting party unless the requesting party is entitled to indemnification thereof under Article VII below.  Seller acknowledges and agrees that from and after the Closing, Purchaser will be entitled to possession of all documents, books, records, tax records, agreements and financial data of any sort relating to the Assets.  To the extent that Purchaser fails to make required administrative/governmental payments to maintain in force and effect the Purchased Intellectual Property, then Seller shall have the right to make such payments provided, however, that Seller's election to make such payments shall have no effect on Purchaser's title, right and ownership of the Purchased Intellectual Property which shall remain wholly in Purchaser's possession.

6.3              Litigation Support.  If and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business or the Assets, the other party will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary or desirable in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party, unless the contesting or defending party is entitled to indemnification therefor under Article VII below.

6.4              Transition.  Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Purchaser after the Closing as such party maintained with Seller prior to the Closing.  Seller will refer all customer inquiries relating to the Business to Purchaser from and after Closing.

6.5              Employees.  Purchaser may need to contract with various key personnel of Seller as of or after the Closing.  Seller shall take all actions reasonably required by Purchaser to assist in this process including, without limitation, providing Purchaser access to all Seller's organizational charts, personnel records and payroll records and by allowing and encouraging Seller's employees to meet with Purchaser's representatives.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall have no obligation of any kind with respect to any of Seller's employees. Seller shall be solely responsible for the termination and any related costs of all Seller's employees who are terminated or whose employment is otherwise adversely affected by Seller's execution and performance of this Agreement.

6.6               Non-Competition.

(a)                As further consideration for the purchase and sale of the Assets and the other agreements and transactions contemplated by this Agreement, during the period commencing on the Closing Date, and ending on the date which is five (5) years thereafter (the "Restricted Period"), Seller shall not, in any Restricted Territory, directly or indirectly:

(i)                engage in any business, activity, or enterprise competitive with or substantially similar to the Business, including, without limitation, in the manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, research or development of any dental products, or engage or invest in, own, manage, operate, finance, control, solicit business related to, or participate in the ownership, management, operation, financing, or control of, be employed by, lend its name or any similar name, or lend its credit to, or render services or advice to, any Person engaged in any business, activity or enterprise competitive with the Business including, without limitation, in the manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, research or development of any dental products;

(ii)                on behalf of itself or any other Person, recruit or solicit  any person who has been an employee, representative, consultant or agent of Purchaser or former employee of Seller hired by Purchaser, to terminate his or her employment with Purchaser;

(iii)               solicit, call upon, or attempt to communicate with any customer, former customer, or prospective customer of Purchaser or Seller for the purposes of manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, research or development of any dental products; provided, however, that Seller may solicit, call upon, or attempt to communicate with any customer, former customer, or prospective customer of Purchaser or Seller pursuant to specific written instructions from Purchaser.  For purposes of this paragraph, "contact" means interaction between Seller or any of its officers, directors, employees or agents directly or indirectly, and the customer, former customer or prospective customer which takes place to further the business relationship, or performing of services, on behalf of Seller.

(b)               Seller shall be deemed to be competing with Purchaser in violation of Section 6.6(a) if Seller, or any Affiliate of Seller (except the directors of Seller currently members of William Harris), is engaged or participates in any activity or activities described in Section 6.6(a), directly or indirectly, whether for its own account or for that of any other Person, and whether as a shareholder, partner or investor controlling any such entity or as principal, agent, representative, proprietor or partner, or in any other capacity; provided, however, that nothing herein shall prohibit purely passive investments in any business so long as the aggregate interest represented by such investments does not exceed one percent (1%) of any class of the outstanding debt or equity securities of said business.

(c)                Because a breach, or failure to comply with, this Section 6.6 will cause irreparable injury to Purchaser for which there is no adequate remedy at law and the exact amount of which will be difficult to ascertain, if Seller or any Affiliate of Seller, should in any way breach, or fail to comply with, the terms of this Section 6.6, Purchaser shall be entitled to seek and obtain an injunction restraining such Seller and/or it Affiliate(s), as applicable, from any such breach or failure without having to prove monetary damages.  All remedies expressly provided for herein are cumulative of any and all other remedies now existing at law or in equity, to the extent permitted under applicable law.  Purchaser shall, in addition to the remedies herein provided, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained herein without the necessity of proving actual damages.  Resort to any remedy provided for hereunder or provided for by law shall not preclude or bar the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the recovery by Purchaser of monetary damages and compensation, including, without limitation, its right to indemnification pursuant to Article VII.

(d)               If any provision of this Section 6.6 shall finally be judicially determined to be invalid, ineffective or unenforceable, such determination shall apply only in the jurisdiction in which such adjudication is made and every other provision of this Section 6.6 shall remain in full force and effect.  The invalid, ineffective or unenforceable provision shall, without further action by the parties, be automatically amended, to the extent permitted under applicable law, to effect the original purpose and intent of the invalid, ineffective or unenforceable provision (and if such provision governs the duration of the Restricted Period or geographic scope of the Restricted Territory, such provision shall be amended to reduce such duration or scope, as applicable, as minimally as possible so that such provision is valid, effective and enforceable for the longest period of time and fullest geographic area as is adjudged permissible for such provision to be valid, effective and enforceable); provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(e)                Seller acknowledges that the duration of the Restricted Period, the geographic scope of the Restricted Territory, and the scope of restricted activities described in Section 6.6(a) are reasonable and necessary to protect the legitimate business interests of Purchaser in view of the nature of the Business, the nature of the business in which Purchaser is engaged, and the nature of the transactions contemplated by this Agreement.  Seller understands that the foregoing restrictions will significantly limit or bar its ability to engage in business related to the Business, but nevertheless believes that it has received and will receive, directly or indirectly, sufficient consideration and other benefits pursuant to this Agreement and the other agreements relating to this Agreement to clearly justify such restrictions.

(f)                 Seller shall cooperate with Purchaser in Purchaser's communication and negotiation with certain key equity-owning personnel of Seller with whom Purchaser desires to enter into non-compete agreements on similar terms as set forth in Sections 6.6(a)-(e) above.

6.7              FDA Regulatory Matters.

(a)                To the fullest extent permitted by applicable laws and regulations, Seller agrees to permit Purchaser, without further compensation or obligation to Seller, to sell products under Seller's United States Food and Drug Administration ("FDA") 510(k) certification relating to anesthesia delivery products.

(b)                Seller agrees to take such action (including the execution and delivery of such further instruments and documents) as Purchaser may reasonably request to assist Purchaser in securing its own FDA 510(k) certification regarding products related to the Business.

(c)                Promptly upon the written request of Purchaser, Seller agrees to take such action (including the execution and delivery of such further instruments and documents) as Purchaser deems necessary or appropriate to terminate Seller's 510(k) certification.  Seller shall not take any action to terminate Seller's 510(k) certification until requested in writing by Purchaser pursuant to this Section 6.7(c).

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(d)               Seller shall promptly forward to Purchaser any communications or inquiries received by Seller from or regarding (i) the United States Food and Drug Administration, (ii) comparable state or foreign agencies, or (iii) similar regulatory matters, which relate to or are connected with the Business.  In the event such communications or inquiries are received verbally, Seller shall promptly provide Purchaser an accurate description of such communications or inquiries, along with contact information for the source of such communications or inquiries.

ARTICLE VII
 INDEMNIFICATION OF PURCHASER

7.1              Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants contained in this Agreement shall survive the Closing.

7.2              Indemnity for the Benefit of Purchaser.  Seller agrees to and shall indemnify Purchaser and hold Purchaser harmless from and against the following:

(a)                For a period of two (2) years from the Closing Date:

(i)                any and all Losses or Liabilities resulting from any misrepresentation made, or breach of warranty given or covenant made by Seller in this Agreement, except those set forth in Sections 4.6 or 4.7; and

(ii)                any and all Losses or Liabilities incurred by, arising out of, or relating in any way to matters pertaining to the conduct of the Business which have arisen or may arise because or as a result of any fact, event or transaction existing or occurring on or before the Closing Date, regardless of when the cause of action thereof shall be deemed to arise.

(b)               For an indefinite period:

(i)                  any and all Losses or Liabilities resulting from any misrepresentation made, or breach of warranty given or covenant made in Sections 4.6 or 4.7; and

(ii)                  failure to comply with the provisions of any bulk sale laws pursuant to Section 7.9.

7.3              Indemnity for the Benefit of Seller.  For a period of two (2) years from the Closing Date, Purchaser agrees to and shall indemnify Seller and hold Seller harmless from and against the following:

(a)               Any and all Losses and Liabilities resulting from any misrepresentation made or breach of warranty given or covenant made by Purchaser in this Agreement; and

(b)               Any and all Losses and Liabilities incurred by, arising out of, or relating in any way to matters pertaining to the conduct of the business of Purchaser which may arise because or as a result of any fact, event or transaction occurring after the Closing Date, except for claims which are subject to Seller's indemnification obligations under Section 7.2.

7.4              Right of Offset.  In addition to any other remedies which Purchaser may have against Seller at law, in equity or pursuant to this Agreement, Purchaser may, at its option, offset against the payment of (i) any Installment Payments and/or (ii) any royalty payment under the Royalty Agreement, any and all amounts with respect to which Purchaser is entitled to indemnification pursuant to Sections 6.1, 7.2 or 7.6, regardless of when the claim for indemnification shall be deemed to arise.  Purchaser shall exercise its right of offset by notifying Seller that Purchaser is reducing an Installment Payment or royalty payment anytime prior to the due date for such Installment Payment or royalty payment.

7.5              Notice.  If a party shall claim any right of indemnity under Sections 7.2 or 7.3, the party shall give the other party a written notice of such claim, setting forth in reasonable detail the facts giving rise to the claim and the amount of liability asserted by reason thereof.

7.6               Matters Involving Third Parties.

(a)                If any third party shall notify either party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") under this Article VII, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b)               The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)                So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.6(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which shall not be withheld unreasonably.

(d)               If any of the conditions in Section 7.6(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Losses and Liabilities the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VII.

7.7              Amount of Damages.  Each party agrees that the amount of any Liabilities or Losses claimed by it under the indemnity provided in this Article VII shall be a net amount after adjustment for any benefit to such party from insurance receipts from third parties or offsetting tax advantages.

7.8              Resolution of Disputes.  Any dispute arising under or related to this Agreement shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in Orange County, California.  The arbitration hearing shall be conducted by a single neutral arbitrator, who shall be an active California State Bar member in good standing.  In addition to all other powers, the arbitrator shall have the right to determine all issues of arbitrability and shall have the authority to issue subpoenas.  The parties shall be entitled to conduct discovery in connection with any claims that are arbitrated under this Section.  All discovery shall be completed within ninety (90) calendar days after the request for arbitration is filed with the appropriate authorities and the first hearing date shall be set for no later than thirty (30) calendar days after the completion of discovery.  The arbitrator may extend such period for any reason, including without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness.  Depositions may be taken by either party upon seven calendar days written notice, and requests for production or inspection of documents shall be responded to within 10 calendar days after service.  All disputes relating to discovery that cannot be resolved by the parties shall be submitted to the arbitrator, whose decision shall be final and binding upon the parties.  The prevailing party in any such arbitration shall be entitled to any award of its reasonable attorneys' fees and expenses.  Any party shall be entitled to file an action in Orange County Superior Court, which shall have jurisdiction over the parties of this Agreement, to compel or aid in the arbitration, or for injunctive relief.  Judgment on any arbitration award may be entered in any court of appropriate jurisdiction.

7.9              Waiver of Bulk Sales Law Compliance.  Purchaser acknowledges that Seller will not comply with the provisions of any bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement.  Seller hereby covenants and agrees to indemnify and hold Purchaser harmless, in accordance with this Article VII, from and against any and all Liabilities or Losses which Purchaser may incur as a result of any failure to comply with any applicable bulk sales laws in connection with this Agreement.

7.10            Indemnification Cap.  Notwithstanding any provision herein to the contrary, the total liability of Seller to indemnify and hold Purchaser harmless pursuant to this Article VII shall be limited to $650,000 in the aggregate.

ARTICLE VIII
 MISCELLANEOUS

8.1              Notices.  All notices, requests, demands, and other communications called for by this Agreement shall be in writing and shall be deemed to have been given if delivered or mailed first class, postage prepaid:

If to Seller, to:
IntraVantage, Inc.
2950 Xenium Lane North, Suite 148
Plymouth, Minnesota 55441-2623
Attn:

If to Purchaser, to:
Pro-Dex, Inc.
151 East Columbine Avenue
Santa Ana, California 92707
Attn: Patrick Johnson

With copy to:
Rutan & Tucker, LLP
611 Anton Blvd., 14th Floor
Costa Mesa, California 92626-1931
Attn: Thomas J. Crane

In the event any party shall change its address contained in this Section 8.1 such party shall provide the other party to this Agreement notification of such change in accordance with this Section 8.1.

8.2             Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.3             Headings.  The headings of the several articles and sections herein are inserted for convenience of reference only and are not intended to be a part of, or affect the meaning of interpretation of, this Agreement.

8.4              Parties in Interest.  This Agreement shall benefit and bind the parties and their respective successors and assigns.

8.5             Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California, without reference to the choice of law principles thereof.

8.6             Amendment.  This Agreement may be amended by written instrument executed by both Seller and Purchaser.

8.7             Entire Agreement.  This Agreement, including the agreements referenced herein, contain the entire understanding of the parties relating to the subject matter hereof and supersede any prior agreements, written or oral, with respect to the same subject matter.  The Attachments, Exhibits and Schedules identified in this Agreement are incorporated in and made a part of this Agreement by reference.

8.8             Expenses.  Each party shall separately bear the expenses incurred by it in connection with this Agreement; provided, however, that if either party shall commence legal action to specifically enforce or otherwise seek redress under or for breach of this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees therein, including costs and fees incurred in any appellate proceeding.  Seller shall be entitled to recover from Purchaser all expenses (including reasonable attorneys' fees and costs) incurred in conjunction with the collection of any Installment Payments due pursuant to Section 2.2(b), except where Purchaser's failure to pay any such Installment Payments is a result of Purchaser's exercise of its offset rights pursuant to Section 7.4.

8.9             Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof.  All such waivers shall be in writing and no waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10           Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties an no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of the Agreement.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The parties intend that each representation, warranty and covenant contained in this Agreement shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of their relative levels of specificity) which the parties have not breached shall not detract from or mitigate the fact that the parties in breach of the first representation, warranty or covenant.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Asset Purchase Agreement as of the date and year first above written.

PURCHASER:                                                 Pro-Dex, Inc., a Colorado corporation

By:       /s/ Patrick Johnson

      Its:    President and C.E.O.

SELLER:                                                          IntraVantage, Inc., a Delaware corporation

By:       /s/ Daniel W. Larkin

      Its:    President and C.O.O.